Exhibit 10.26

CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED

LICENSE AGREEMENT

This agreement (“Agreement”) is made by and between Luna Innovations, Inc., a Virginia corporation having an address at 2851 Commerce Street, Blacksburg, Virginia 24062 (“LICENSEE”) and Virginia Tech Intellectual Properties, Inc., a non-profit organization having an address at 1872 Pratt Drive, Suite 1625, Blacksburg, Virginia 24060 (“VTIP”).

This Agreement is effective as of March 19, 2004 (“Effective Date”).

RECITALS

WHEREAS, VTIP is the owner by assignment of certain intellectual property listed in Appendix A, relating to (i) the discovery of a new class of endohedral metallofullerenes utilizing a trimetallic nitride template process, (ii) endohedral metallofullerenes as multi-functional medicinal agents, (iii) synthesis of the first water-soluble trimetallic nitride endohedral metallofullerols, and (iv) symmetric derivatives;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, the Inventors (as defined below) are employees of Virginia Polytechnic Institute and State University (“Virginia Tech”), and they are obligated to assign all of their right, title and interest in the Invention (as defined below) to Virginia Tech;

WHEREAS, Virginia Tech has assigned all of their right, title and interest in the Invention to VTIP;

WHEREAS, LICENSEE entered into a Confidential Disclosure Agreement with VTIP, effective September 7, 1999 (“CDA”), for the purpose of evaluating the Invention;

WHEREAS, VTIP is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from VTIP for commercial development, use, and sale of the Invention, and VTIP is willing to grant such rights;

WHEREAS, LICENSEE understands that VTIP may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention and Technology, not continued secrecy therein, subject to Section 5. l(b) and the confidentiality obligations of Section 10.2.;

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WHEREAS, the parties entered into a License Agreement effective June 26, 2002 (the “License Agreement”); and

WHEREAS, the parties desire to amend certain provisions thereof and to restate such License Agreement in its entirety.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 “Affiliate” means any corporation or other business entity (i) in which LICENSEE owns or controls, directly or indirectly, at least fifty-one percent (51%) of the outstanding stock or other voting rights entitled to elect directors, or (ii) by which LICENSEE is owned or controlled directly or indirectly by at least fifty-one percent (51%) of the outstanding stock or other voting rights entitled to elect directors, or (iii) under common control with LICENSEE through ownership of at least fifty-one percent (51%) of the outstanding stock or other voting rights entitled to elect directors.

1.2 “Field” means all fields of human endeavor.

1.3 “Inventions” shall mean the inventions described in the patents, patent applications and disclosures set forth on Appendix A.

1.4 “Inventors” shall mean the inventors of the Inventions.

1.5 “Licensed Method” means any method, the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any Valid Claim.

1.6 “Licensed Product” means any composition or product, produced by the Licensed Method, or one the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any Valid Claim.

1.7 “Net Sales” means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensees, and Affiliates, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to customers because of rejections or returns.

1.8 “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of pocket expenses for patentability opinions, inventorship determination, the preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

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1.9 “Patent Rights” means any of the following: the U.S. patent applications listed in Appendix A disclosing and claiming the Invention, filed by Inventors and assigned to VTIP; and continuing applications thereof including divisions, substitutions, and continuations-in-part; any patents issuing on said applications including re-issues, re-examinations and extensions; and any corresponding foreign applications or patents.

1.10 “Sponsor Rights” means all the applicable provisions of any license to the United States Government executed by VTIP and the overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable governmental implementing regulations.

1.11 “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.12 “Technology” means the written technical information relating to the Invention which the Inventors provide to LICENSEE prior to the Effective Date.

1.13 “Term” means the period of time beginning on the Effective Date and ending on the expiration date of the longest-lived Patent Rights.

1.14 “Territory” means worldwide.

1.15 “Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Patent Rights which has not been held unpatentable, invalid or unenforceable by a court or other governmental agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through re-issue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal. Notwithstanding the foregoing provisions of this Paragraph 1.15, if a claim of a pending patent application within the Patent Rights has not issued as a claim of an issued patent within the Patent Rights, within four (4) years after the filing date from which such claim takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement.

ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement and Sponsor’s Rights, VTIP hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, have made, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term (the “Grant”). Improvements to Technology that are funded by LICENSEE and which would in the absence of this Agreement infringe Patent Rights are included in the Grant. The license granted herein is exclusive and VTIP shall not grant to third parties a further license under Patent Rights or to use Technology in the Field, within the Territory and during the Term.

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2.2 Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to third parties during the Term.

(b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1) not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a sublicense granted pursuant to Paragraph 2.2(a) (except for research and development funds, milestone payments, scientific benchmark payments and equity investments) without the express written consent of VTIP;

(2) to the extent applicable, include all of the rights of and obligations due to VTIP (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(3) promptly provide VTIP with a copy of each sublicense issued; and

(4) collect all payments due from Sublicensees and summarize and deliver to VTIP all reports due from Sublicensees.

(c) Upon termination of this Agreement for any reason, VTIP, at its sole discretion, shall determine whether LICENSEE shall assign to VTIP any and all sublicenses.

2.3 Reservation of Rights.

(a) VTIP and Virginia Tech reserve the right to use the Invention, Technology and Patent Rights for educational and research purposes, subject to Section 5.1(b) and the confidentiality obligations of Section 10.2.

(b) VTIP and Virginia Tech reserve the right to publish or otherwise disseminate any information about the Invention and Technology at any time; and subject to Section 5.1(b) and the confidentiality obligations of Section 10.2.

ARTICLE 3. CONSIDERATION

3.1 Fees and Royalties. As consideration for the license granted herein to LICENSEE under the Technology and Patent Rights, LICENSEE shall pay to VTIP the fees and royalties set forth in this Article 3. LICENSEE shall pay VTIP:

(a) a license issue fee of [****] Dollars ($[****]) upon execution of this Agreement.

(b) a license issue fee of [****] Dollars ($[****]), payable in [****] equal installments within 30 days after the LICENSEE has raised in excess of [****] Dollars ($[****]) in venture funding, and ending on the fourth anniversary thereof.

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(c) milestone payments in the amounts payable according to the following schedule or events:

For each product

(1) Phase I Complete	$[****]

(2) Phase II Complete	$[****]

(3) Phase III complete/NDA	$[****]

(d) an earned royalty of up to [****] Percent ([****]%) of Net Sales on sales of Licensed Products by LICENSEE and/or its Affiliates.

(e) the applicable percentage (set forth below) of all sublicense fees from Sublicenses enacted during the Period as set forth below that are not earned royalties irrespective of date of receipt of payment:

Percentage	Period
[****]%	6/26/04-6/25/05
[****]%	6/26/05-6/25/06
[****]%	6/26/06-6/25/07
[****]%	6/26/07-6/25/08
[****]%	6/26/08 and thereafter

(f) on sublicense royalty payments received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensees, [****] Percent ([****]%) of the Net Sales of Sublicensees.

(g) For the avoidance of doubt, sales by Affiliates of LICENSEE shall be included under the royalty calculation under paragraph (d) above, and shall not be included in the royalty calculations under paragraphs (e) and (f) even if such Affiliates are Sublicensees of LICENSEE.

(h) Should LICENSEE be obligated to pay royalties to third parties for certain patent rights in order to manufacture, use or sell the Licensed Products or to practice the Licensed Methods, the parties agree to renegotiate, in good faith, the provisions of this Section 3.1 so that LICENSEE pays a reasonable aggregate royalty to VTIP and such third parties.

3.2 Patent Costs. LICENSEE shall reimburse VTIP all past (prior to the Effective Date) and future (on or after the Effective Date) Patent Costs within thirty (30) days following receipt by LICENSEE of an itemized invoice from VTIP.

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3.3 Due Diligence.

(a) LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products;

(2) prepare and supply a business plan to VTIP within six (6) months of the Effective Date;

(3) raise in excess of [****] Dollars (U.S. $[****]) within five (5) years of the Effective Date;

(4) annually spend not less than One Hundred Thousand Dollars (U.S. $100,000) for the development of Licensed Products during the first five (5) years of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to VTIP against its obligations under this paragraph;

(5) use commercially reasonable efforts to market Licensed Products in the United States within [****] months of receiving regulatory approval to market such Licensed Products;

(6) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement;

(7) use commercially reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products; and

(8) LICENSEE agrees that wide distribution under a Material Transfer Agreement (as defined below) of research quantities of Licensed Product for non-commercial research and development will add to the potential commercial value of this license. To this end LICENSEE agrees to distribute research samples under terms and conditions satisfactory to VTIP and to LICENSEE. If such terms and conditions are not agreed upon and in place within 60 days of effective date then this license is terminated. The Material Transfer Agreement will contain terms and conditions satisfactory to VTIP and to LICENSEE.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a) (l)-(7), then VTIP shall provide written notice to LICENSEE specifying in reasonable detail the alleged failure, citing a specific paragraph above in such notice. LICENSEE shall have ninety (90) days from the date of receipt of such notice to cure such breach. If, within such ninety-day period LICENSEE has not cured such breach (if such breach is reasonably capable of cure within such period) or diligently commenced efforts to cure such breach (if such breach is not reasonably capable of cure during such period), then VTIP shall have the right and option to either terminate this Agreement or change LICENSEE’S exclusive license to a nonexclusive license by providing written notice thereof to LICENSEE. This right, if exercised by VTIP shall supersede the rights granted in Article 2.

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ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 Reports.

(a) Progress Reports.

(1) Beginning January 1, 2005 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to VTIP annual progress reports covering LICENSEE’S (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; and market plans for introduction of Licensed Products.

(b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to VTIP annual royalty reports on or before the date that is sixty (60) days after the anniversary date thereof. Each royalty report shall cover LICENSEE’S (and each Affiliate’s and Sublicensee’s) most recently completed calendar year and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.7, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2) the number of each type of Licensed Product sold;

(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4) the method used to calculate the royalties; and

(5) the exchange rates used.

If no sales of Licensed Products have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2 Records and Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least three (3) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of VTIP by VTIP’s Internal Audit Department or by a Certified Public Accountant selected by VTIP and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to VTIP any information other

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than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under-reporting and underpayment in excess of [****] Percent ([****]%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to VTIP had the LICENSEE reported correctly, plus an interest charge at a rate of [****] Percent ([****]%) per year. Such interest shall be calculated from the date the correct payment was due to VTIP up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of [****] Percent ([****]%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3 Payments.

(a) All fees and royalties due VTIP shall be paid in United States dollars and all checks shall be made payable to Virginia Tech Intellectual Properties, Inc. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the average of the exchange rate quoted in The Wall Street Journal during the period that is thirty (30) days prior to the last business day of the applicable reporting period.

(b) Royalty Payments.

(1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31, and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’S most recently completed calendar quarter.

(3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of VTIP tax liability in any particular country may be credited against earned royalties or fees due VTIP for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to VTIP into US currency and shall pay VTIP directly from its US sources of fund for as long as the legal restrictions apply.

(5) LICENSEE shall not collect royalties from, or cause to be paid on, Licensed Products sold to the account of the U.S. Government or any agency thereof as provided for in the license to the U.S. Government.

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(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by VTIP when due, LICENSEE shall pay to VTIP interest charges at a rate of [****] Percent ([****]%) per year. Such interest shall be calculated from the date payment was due until actually received by VHP.

ARTICLE 5. PATENT MATTERS

5.1 Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed VTIP for Patent Costs pursuant to Paragraph 3.2, VTIP shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. VTIP shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from VTIP, and all patents and patent applications in Patent Rights shall be assigned solely to VTIP. Notwithstanding the foregoing, VTIP shall consult with LICENSEE regarding the prosecution of such patent applications and provide LICENSEE with a reasonable opportunity to review and comment on all proposed submissions to any patent office before submittal, and VTIP shall keep LICENSEE reasonably informed as to the status of such patent applications. All such comments shall reasonably be conveyed by VTIP to patent counsel.

(b) VTIP shall cooperate with LICENSEE in seeking such patent protection for the Inventions, and shall not publish, disclose, publicly use or sell the Inventions until it has taken reasonable and appropriate steps, after seeking comments from LICENSEE, to obtain patent protection for the Inventions in the appropriate jurisdictions.

(c) VTIP shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement.

(d) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and VTIP shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(e) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to VTIP. VTIP shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. VTIP, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by VTIP as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent.

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5.2 Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform VTIP and provide VTIP with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request VTIP to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated thirty (30) days following LICENSEE’S request, VTIP shall elect to or not to commence suit on its own account. VTIP shall give notice of its election in writing to LICENSEE by the end of the sixtieth (60th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if VTIP elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, VTIP may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by VTIP and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that VTIP may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify VTIP if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

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6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US. Upon LICENSEE’S written notice to VTIP and LICENSEE’S expense, VTIP shall reasonably assist LICENSEE in seeking an exemption from the foregoing requirement under the Bayh-Dole Act or other applicable law.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 Termination by VTIP. If LICENSEE fails to perform or violates any material term of Articles 2 and 3, then VTIP may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within ninety (90) days of the Notice of Default (except where a specific cure or cure period are prescribed for a breach or default in which event such cure or cure periods shall control), VTIP may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of VTIP or LICENSEE.

7.2 Termination by LICENSEE.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a sixty (60) day written notice to VTIP. Said notice shall state LICENSEE’S reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE or VTIP of any obligation or liability accrued under this Agreement prior to termination or to rescind any payment made to VTIP or action by LICENSEE or VTIP prior to the time termination becomes effective. Termination shall not affect in any manner any rights of LICENSEE or VTIP arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement in accordance with their terms:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 5.2 (Patent Infringement);

(c) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(d) Paragraph 8. l(c) (Limitation of Liability);

(e) Paragraph 8.2 (Indemnification);

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(f) Article 9 (USE OF NAMES AND TRADEMARKS); and

(g) Article 10 (MISCELLANEOUS PROVISIONS).

7.4 Disposition of Licensed Products on Hand. Upon termination or expiration of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination or expiration provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 Limited Warranty.

(a) VTIP represents and warrants that (i) it has the lawful right to grant this license, (ii) it has the power and authority to execute, deliver and perform under this Agreement, (iii) the execution, delivery and performance of this Agreement will not conflict with or cause a default under any other agreement to which VTIP is a party or by which VTIP is bound, and (iv) VTIP has not received any notice of infringement with respect to the Inventions or the Technology from any third party.

(b) Except as set forth above, the license granted herein and the associated Technology are provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Except as set forth above, VTIP makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c) In no event shall VTIP be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d) Nothing in this Agreement shall be construed as:

(1) a warranty or representation by VTIP as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof,

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(4) conferring by implication, estoppel or otherwise any license or rights under any patents of VTIP other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(6) an obligation to update Technology.

8.2 Indemnification.

(a) LICENSEE shall indemnify, hold harmless and defend VTIP, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self-insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with reasonable coverage limits appropriate for LICENSEE’S commercial activities; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish VTIP with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to VTIP of any modification; (ii) indicate that VTIP has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by VTIP.

(d) VTIP shall notify LICENSEE in writing of any claim or suit brought against VTIP in respect of which VTIP intends to invoke the provisions of this Article. LICENSEE shall keep VTIP informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name Virginia Tech Intellectual Properties, Inc. is prohibited, without the express written consent of VTIP.

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9.2 VTIP may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, VTIP shall request the Inventors not to disclose such terms and conditions to others pursuant to a non-disclosure agreement reasonably acceptable to LICENSEE.

9.3 VTIP may acknowledge the existence of this Agreement and the extent of the Grant in Article 2 to third parties, but VTIP shall not disclose the identity of LICENSEE or the financial terms of this Agreement to third parties, except where VTIP is required by law to do so.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Luna Innovations, Inc.

2851 Commerce Street

Blacksburg, VA 24060

Attention: Chief Financial Officer

If sent to VTIP:

Virginia Tech Intellectual Properties, Inc.

1872 Pratt Drive, Suite 1625

Blacksburg, VA 24060

Attention: Business Manager

10.2 Secrecy.

(a) “Confidential Information” shall mean the confidential or proprietary information of a party, including Technology, relating to the Invention and disclosed by either party to other party during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the disclosing party and sent to the recipient.

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(b) The recipient shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature, which shall be no less than reasonable care;

(3) not disclose Confidential Information to others (except to its employees, agents, professional advisers, consultants, potential investors or acquirers who are bound to the recipient by a like obligation of confidentiality) without the express written permission of the disclosing party, except that the recipient shall not be prevented from using or disclosing any of the Confidential Information that:

(i) the recipient can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of the recipient; or

(iii) is lawfully obtained by the recipient from sources independent of the disclosing party; and

(c) The secrecy obligations of the recipient with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party, except that LICENSEE may assign the rights and obligations hereunder in connection with a merger and acquisition transaction or other change in control of LICENSEE.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

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10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8 Headings. The headings of the several articles, paragraphs and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both VTIP and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers as of the Effective Date.

VTIP:		LICENSEE

By	/s/ JAMES BLAIR	By	/s/ KENT A. MURPHY
	James Blair		Kent A. Murphy
	President		President

Date: March 19, 2004		Date: March 19, 2004

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APPENDIX A

VTIP # 99.021	“Discovery of a New Class of Endohedral Metallofullerenes Utilizing a Trimetallic Nitride Template Process” Patent No: 6,303,760

VTIP # 02.040	“Endohedral Metallofullerenes as Multi-Functional Medicinal Agents” US Patent Application 60/368,960 PCT Application PCT/US03/10137

VTIP #02.002	“Synthesis of the First Water-Soluble Trimetallic Nitride Endohedral Metallofullerols” (Disclosure)

VTIP # 02.001	“Symmetric Derivatives” US Patent Application 10/244,747

Appendix A Page 1 of 1

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June 16, 2004

Keith Jones, Ph.D.

Director of Commercialization

Virginia Tech Intellectual Properties, Inc.

1872 Pratt Drive

Suite 1625

Blacksburg, VA 24060

Re:    Amended and Restated License Agreement with Luna Innovations, Inc.

Dear Keith:

Reference is hereby made to the Amended and Restated License Agreement between Luna Innovations Incorporated. (“Luna”) and Virginia Tech Intellectual Properties, Inc. (“VTIP”), effective March 19, 2004 (“License Agreement”). Section 3.3(a)(8) of the License Agreement provides generally that Luna shall distribute research samples of certain materials under terms and conditions satisfactory to VTIP and to Luna. The License Agreement further provides that if such terms and conditions are not agreed upon and in place within sixty (60) days of its effective date, the license is terminated.

The Material Transfer Agreement attached as Exhibit A hereto (“MTA”) is hereby agreed to by the parties to this letter agreement as an acceptable form of Material Transfer Agreement pursuant to Section 3.3(a)(8) of the License Agreement. In addition, the parties agree as follows:

1.	VTIP acknowledges that the materials to be provided pursuant to the MTA are likely to be scarce and very expensive. As such, VTIP agrees that Luna shall not be obligated to provide pursuant to such MTA, more than [****], by mass, of such materials that are under the control of Luna and not committed in writing to third parties at any given time.

2.	VTIP further agrees that any recipient of such materials shall be obligated to pay for the materials, as indicated in Section 11 of the MTA. Such price shall, remunerate Luna for the costs incurred in, manufacturing, shipping and preparing the materials.

2851 Commerce Street

Blacksburg, VA 24060

P: 540.552.5128

F: 540.951.0760

www.lunainnovations.com

Keith Jones

April 12, 2004

3.	Luna agrees to make wide distribution of research quantities of Licensed Product for non-commercial research and development (Research Samples)

4.	To this end LICENSEE agrees to make available at [****] samples of Licensed Product that are in inventory. Luna will supply on an annual basis to VTIP a list (herein the List) of Licensed Product on hand and a price list for Research Samples. The initial List is attached as Exhibit B.

5.	VTIP further agrees that any dissemination of the Licensed Product pursuant to the MTA shall be effected so as not to jeopardize Luna’s relationship with its corporate partners, joint venturers and other alliance partners (“Corporate Partners”). Should any such Corporate Partners object, in writing, to the distribution of a single compound or closely related group of compounds, contained in Licensed Product for use in any single field of use, even for research purposes, VTIP agrees to give Luna permission to cease such distribution for the requested field of use promptly.

6.	Not withstanding section 5 Luna agrees to continue to supply research quantities to existing customers.

7.	Orders for Licensed Product will be tracked and reported to VTIP at least annually or on reasonable notice but not more than once a quarter. Order means a written request from a non-commercial research organization that includes a description of material, quantity, and price; and has a reasonable expectation of receiving payment. All orders will be distributed under the terms of the Material Transfer Agreement attached to this agreement as Exhibit A

If the foregoing terms properly reflect our agreement regarding the matters set forth in this letter agreement, please indicate your agreement with such terms by signing in the space indicated below and returning a duplicate original of this letter agreement to us.

Sincerely,

/S/ KENT A. MURPHY
Name: Kent A. Murphy
Title: CEO, Luna Innovations

Keith Jones

April 12, 2004

Accepted and Agreed to:

VIRGINIA TECH INTELLECTUAL PROPERTIES, INC.

By:	/s/ JAMES B. BLAIR
Name:	James B. Blair
Title:	President

Exhibit A

MATERIAL TRANSFER AGREEMENT

This Material Transfer Agreement (“Agreement”) effective as of                     , 200    , is entered into by and between Luna Innovations, Inc., a Delaware corporation (“Provider”), and                                         , (“Recipient”).

The Recipient has requested sample(s) of experimental material(s) for non commercial research purposes in connection with                                                               (“Purpose”).

The material(s) to be provided are                      (provide full description of material to be provided)                      (“Material”), which Material is the exclusive property of Provider.

Provider’s [Chief Technology Officer] (Name)                                         , will provide Recipient’s                      Scientist,                      (Name)                     ,                                          (Title)             , with the Material.

The parties agree to the following terms and conditions for this material transfer:

1. Ownership and Use of Material; Quantities. The Material is the property of Provider and is to be used by Recipient solely for non commercial research purposes only in connection with the field of research described in Appendix A and only under the direction of the Recipient’s Scientist. Recipient acknowledges and agrees that only              (quantity) of Material shall be furnished to Recipient,.

Restrictions. Recipient shall not transfer received or modified Material to any other party without the prior written consent of Provider.

2. Data; Results. The following data and related information will be supplied to the Provider’s [Chief Technology Officer] at the end of the investigations or studies:              (identify the testing data/information to be delivered—ex: report outlining the studies that were done, a summary of the results and its conclusions regarding the performance of the Material)                                                                                                        . Provider shall be granted an irrevocable royalty free license to said information. Provider will not disclose these data to a third party without prior approval by the Recipient.

3. Rreciprocal Obligations. The Recipient agrees to deliver reasonable quantities of derivatives of Licensed Material to Provider if available, not otherwise encumbered and for reasonable compensation for Provider’s research and development purposes pursuant to a material transfer agreement reasonably satisfactory to the parties.

4. Compliance with Law. Any and all studies conducted utilizing the Material will be conducted in accordance with all applicable laws, rules and regulations.

5. Return of Material. Any and all unused Material may be returned to Provider for a full refund.

6. Patent and Other Rights. Subject to any prior obligations to third parties existing and any rights reserved by the United States Government pursuant to 35 U.S.C. §§ 200 et seq, Recipient hereby grants to Provider an exclusive right of first negotiation for an agreement which would include a license (with the right to authorize and grant sublicenses), to any inventions and discoveries resulting from Recipient’s use of the Material(herein inventions and discoveries). Provider shall have sixty (60) days from the date it receives such written description of any particular invention or discovery to evaluate its interest to develop and commercialize such inventions and discoveries. If Provider, within such sixty (60) day period, gives express written notice to Recipient of Provider’s interest in first negotiating with Recipient regarding such inventions and discoveries, the parties shall negotiate in good faith and attempt to reach mutually acceptable agreement on the terms and conditions on which Recipient would grant rights to Provider to develop and commercialize such inventions and discoveries. If Provider fails to timely give such written notice, or if the parties fail to reach such mutually acceptable agreement within one hundred twenty (120) days after Recipient’s receipt of Provider’s notice of intent to negotiate, thereafter Recipient shall grant to Provider a royalty free non exclusive license to any inventions and discoveries resulting from Recipient’s use of the Material.

7. Confidentiality. The parties may have need to disclose confidential information to one another relating to the Material and its use (“Confidential Information”). Information to be subject to this Agreement shall be disclosed in writing and labeled with an appropriate proprietary legend. When disclosed verbally or visually, the Confidential Information shall be designated as confidential at the time of such disclosure, with subsequent confirmation provided in writing within thirty (30) calendar days following such disclosure, referencing the date and description of the Confidential Information disclosed with an appropriate proprietary legend affixed thereto. In consideration of the disclosure of Confidential Information, the parties agree as follows:

a. Neither party will directly or indirectly divulge to unauthorized persons any Confidential Information received from the other party pursuant to this Agreement. The receiving party will disclose such information only to its employees or agents with a need to know for the Purpose of this Agreement, and any employees or agents to whom such information is disclosed shall be informed of the confidential nature of the disclosure and of this Agreement and shall agree, pursuant to an agreement or instrument reasonably acceptable to the disclosing party, to hold such information in confidence and be bound by this Agreement in the same manner that each party is bound. Each party will exercise the same degree of care as is normally applied to protect their own such information, but in any event, no less than reasonable care.

b. Each party may use Confidential Information only to the extent required to accomplish the Purpose of this Agreement. The receiving party will not copy any Confidential Information of the disclosing party, except as necessary to carry out the Purpose of this Agreement and shall protect any such copies in accordance with this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation, the export control laws of the United States.

c. The termination of this Agreement shall not relieve either party of its obligations with respect to Confidential Information received under this Agreement, and the confidentiality obligations under this Agreement shall survive the termination of this Agreement and continue for a term of Five (5) years from the initial receipt of any Confidential Information.

d. All Confidential Information shall remain the property of the disclosing party. Upon written request of the disclosing party, the receiving party shall immediately return or destroy the Confidential Information supplied by the disclosing party, including any and all copies thereof and including all analyses, compilations, summaries, studies and other material prepared by such party or its employees and based in whole or in part on, or otherwise containing or reflecting, any of the Confidential Information.

e. Recipient hereby acknowledges and agrees that in the event of any breach of this Section 7 by Recipient, including, without limitation, the disclosure of Confidential Information without the prior express written consent of Provider, Provider may suffer irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, the Recipient hereby agrees that Provider may be entitled to specific performance of Recipient’s obligations under this Section 7, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

f. Any confidentiality obligation under this Agreement shall not apply to any information, knowledge, data, and/or know-how with respect to which any of the following conditions exist:

i. If the receiving party can show that such information was already in its possession at the time of the disclosure; or,

ii. If the information disclosed by one party is or becomes publicly known during the term of this Agreement otherwise than through a breach of the receiving party’s obligations under this Agreement; or,

iii. If the receiving party later receives such information from a third party who is not under any obligation to keep such information confidential; or,

iv. If such information is developed by one party independently of any disclosures made under this Agreement, as evidenced by that party’s written records; or

v. Such disclosure is in response to a valid order of a court of competent jurisdiction or other governmental body of the United States or any political subdivision thereof, or is otherwise required to be disclosed by law; provided, however, that the receiving party shall first have given prompt written notice to the disclosing party in order to allow the disclosing party to participate in objecting to production of the information.

8. Publication. Recipient will be free to publish results of the research utilizing the Material after providing Provider with a thirty (30) day period in which to review each publication to identify patentable subject matter and to identify any inadvertent disclosure of Provider’s proprietary information. If necessary to permit the preparation and filing of U.S. patent applications, the Recipient agrees to grant an additional review period not to exceed sixty (60) days. Any further extension will require subsequent written agreement between the Recipient and Provider. Recipient agrees to provide appropriate acknowledgment of the source of the Material in all publications. Recipient shall not use the name of the Provider or any contraction or derivative thereof or the name(s) of the Provider’s affiliates or employees in any advertising, promotional, sales literature, or fundraising documents without prior written consent from Provider. No news release, publicity or other public announcement, either written or oral, regarding the terms and/or the existence of this Agreement, or performance hereunder, shall be made by Provider or Recipient without the prior written approval of the other party.

9. No Other Licenses or Rights. Nothing in this Agreement grants any rights, either expressly, by implication, estoppel, or otherwise, to any license under any invention, patent, or in any know-how of the Provider nor any rights to use the Material or any product or process related thereto or derived therefore for profit making or commercial purposes. If Recipient desires to use Material and related patents, if any, for profit-making or commercial purposes, Recipient agrees to negotiate in good faith a license with Provider prior to making any profit-making or commercial use. Provider shall have no obligation to grant such license to Recipient, and may grant exclusive or non-exclusive licenses to others who may be investigating uses of the Material.

10. Payment. Recipient shall make the following payment to cover the cost of producing the Material and shipping and preparation of the Material:                      (amount required)                     .

11. No Alteration of Rights. The provision of Material to Recipient is understood to alter in no way any rights of the U.S. Government or other research sponsor or Provider.

12. Disclaimer of Warranties. Any Material delivered pursuant to this Agreement is understood to be experimental in nature and may have hazardous properties. PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

13. Limitation of Liability; Indemnity. Recipient assumes all liability for damages that may arise from its use, storage or disposal of the Material. In no event shall Provider be liable to Recipient for any use of such Material, and Recipient hereby agrees, where not precluded by federal or state law, to defend, indemnify, and hold Provider harmless from any loss, claim, damage, or liability, of whatsoever kind or nature, which may arise from or in connection with this Agreement or the use, storage or disposal of such Material hereunder.

14. Termination. Either party may terminate this Agreement at any time, in which case Recipient will discontinue within fifteen (15) days its use of the Material until such time as a new agreement between the parties is established. If no agreement is established between the parties, Recipient agrees, upon direction of Provider, to return any unused portions of the Material to the Provider, or dispose of it in a manner mutually agreeable to both parties.

15. Entire Agreement. This Agreement represents the entire, complete, and final understanding between the parties on the subject matter herein and supersedes any previous or other understandings, commitments, or agreements, oral or written.

16. Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, except that Provider may assign its rights and obligations hereunder in connection with a merger, acquisition or sale of substantially all of its assets or business.

17. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have, through duly authorized representatives, executed this Agreement effective as of the date in the preamble hereof.

LUNA INNOVATIONS, INC.	(Recipient)

By:	By:

Name	Name

Title	Title

Date	Date